Exhibit 10.30

IMAX Corporation

Execution Version

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”), dated as of December 18, 2017, between IMAX CORPORATION, a corporation organized under the federal laws of Canada (the “Company”), and ROBERT D. LISTER (the “Executive”).

WHEREAS, the Executive currently serves as the Chief Legal and Business Development Officer of the Company and is employed pursuant to an Employment Agreement dated as of January 1, 2014, as amended by a First Amending Agreement, dated as of May 2, 2017 (as so amended, the “Prior Agreement”);

WHEREAS, the employment term under the Prior Agreement is scheduled to expire pursuant to its terms on December 31, 2017; and

WHEREAS, the Company wishes to enter into this Agreement to engage the Executive to continue to provide services to the Company, and the Executive wishes to be so engaged, pursuant to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.    Employment and Duties.

(a)    General. Subject to the terms and conditions hereof, the Executive shall serve as Chief Legal Officer and Senior Executive Vice President, IMAX Corporation, reporting directly to the Company’s Chief Executive Officer (the “CEO”). The Executive shall perform the duties and services for the Company commensurate with the Executive’s position as directed by the CEO from time to time. The Executive’s principal place of employment shall be offices of the Company in New York, New York, subject to such travel as the performance of his duties and the business of the Company may require.

(b)    Exclusive Services. For so long as the Executive is employed by the Company, the Executive shall devote his full business working time to his duties hereunder, shall faithfully serve the Company, shall in all respects conform to and comply with the lawful and good faith directions and instructions given to him by the CEO, and shall use his best efforts to promote and serve the interests of the Company. Further, the Executive shall not, directly or indirectly, render material services to any other person or organization without the consent of the CEO or otherwise engage in activities that would impede his ability to fully perform his obligations hereunder.

2.    Term. The Executive’s employment pursuant to this Agreement shall commence on January 1, 2018 (the “Effective Date”) and shall terminate upon the earlier to occur of (i) the Executive’s termination of employment pursuant to Section 4 hereunder and (ii) December 31, 2020. The period commencing as of the Effective Date and ending on December 31, 2020, or such earlier date on which this Agreement is terminated, is hereinafter referred to as the “Term”.

3.    Compensation and Other Benefits. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for services rendered hereunder:

(a)    Base Salary. During the Term, the Company shall pay to the Executive an annual salary (the “Base Salary”) at the rate of $700,000, subject to annual review. The Base Salary will be payable in substantially equal installments in accordance with the Company’s ordinary payroll practices as established from time to time.

(b)    Bonus. The Executive shall be eligible to receive a discretionary incentive bonus as determined in the sole discretion of the Company (the “Bonus”). The target amount of the Bonus shall be 60% of the Base Salary (the “Target Bonus”). The actual amount of the Bonus shall be based upon the attainment of individual and Company performance goals and objectives consistent with the Company’s practices with respect to similarly-situated executives and approved by the Compensation Committee of the Board of Directors of the Company (the “Board”) in its sole discretion, and to the extent that the Company maintains incentive compensation plan(s) intended to provide for qualified performance-based compensation under Section 162(m) of the Internal Revenue Code, as amended, and the regulations and guidance promulgated thereunder (the “Code”), established in conformity with such plan(s). The Bonus (if any) shall be paid on the date on which the Company pays out bonuses to senior executives generally; provided, however, that the Executive remains employed by the Company as of such date (except as otherwise provided herein); and provided, further, that in no event shall the Bonus be paid later than March 15th of the subsequent year.

(c)    Equity Awards.

(i)    Each year during the Term the Executive shall receive an equity award with an aggregate grant date fair market value of $1,400,000. The three annual grants will be comprised of a mix of nonqualified stock options (the “Options”) to purchase common shares of the Company, no par value (the “Common Shares”) and Restricted Stock Units (“RSUs”). The annual grants will consist of 25% Options and 75% RSUs.

(ii)    The Options and RSUs shall be granted on the terms and conditions set forth in the IMAX Corporation Amended and Restated Long-Term Incentive Plan (the “LTIP”), the grant agreements to be entered into between the Company and the Executive pursuant to the LTIP, and this Agreement. Options and RSUs shall be granted on or about the time that awards are generally granted to the Company’s senior executives, but in no event later than March of each year of the Term. Except as otherwise provided herein, the Executive must be employed by the Company on the date of grant in order to receive the Options and RSUs.

(iii)    For purposes of determining the number of Options and RSUs to be granted pursuant to this Section 3(c), the Company shall value (i) the Options in a manner consistent with the Company’s financial statement reporting and (ii) the RSUs based on the Fair Market Value of the Common Shares on the date of grant (as defined in the LTIP). The Options and RSUs shall vest in four (4) equal annual installments beginning on the first anniversary of the applicable grant date. The exercise price of the Options shall be the Fair Market Value of the Common Shares on the date of grant. The Options shall have a seven (7) year term.

(d)    Prior Grants. Exhibit A to this Agreement sets forth a list of all of the Executive’s currently outstanding stock options and restricted stock units granted pursuant to the IMAX Stock Option Plan, the LTIP and the Prior Agreement, with, in the case of stock options, their exercise prices (collectively, the “Prior Grants”).

(e)    Benefit Plans. During the Term, the Executive shall be entitled to participate, on the same basis and at the same level as generally available to other senior executives of the Company, in any group insurance, hospitalization, medical, health and accident, disability, fringe benefit and deferred compensation plans or programs of the Company now existing or hereafter established, as in effect from time to time.

(f)    Automobile. The Company shall provide the Executive with a leased automobile at a monthly cost of up to $1,200 per month (the “Automobile Payment”). In addition, the Company shall pay (i) all expenses relating to the maintenance and upkeep of the leased automobile and (ii) the Executive’s cost of parking near the Company’s New York, New York offices, each in accordance with Company policies in effect for senior executives from time to time.

(g)    Vacation. The Executive shall be entitled to vacation time consistent with the applicable policies of the Company for other senior executives of the Company as in effect from time to time, but in no event less than twenty-five (25) days per year.

(h)    Offices. The Company shall provide the Executive with (i) an office at each of the Company’s offices in New York, New York and Mississauga, Ontario and (ii) a full-time administrative assistant at the Company’s New York offices.

(i)    Expenses. The Company shall reimburse the Executive for reasonable travel and other business-related expenses incurred by him in the fulfillment of his duties hereunder upon presentation of written documentation thereof, in accordance with the business expense reimbursement policies and procedures of the Company as in effect from time to time. Payments with respect to reimbursements of expenses shall be made consistent with the Company’s reimbursement policies and procedures and in no event later than the last day of the calendar year following the calendar year in which the relevant expense is incurred.

(j)    Other Benefits. The Company shall reimburse the Executive for up to $10,000 per year of the Term for financial, estate and tax planning services (for a maximum of $30,000 over the Term), which shall be a taxable benefit to the Executive.

4.    Termination of Employment. Subject to this Section 4, the Company shall have the right to terminate the Executive’s employment at any time, with or without Cause (as defined in Section 5), and the Executive shall have the right to terminate his employment at any time and for any reason.

(a)    Termination Due to Death or Disability. The Executive’s employment under this Agreement will terminate upon the Executive’s death and may be terminated by the Company upon not less than thirty (30) days’ written notice to the Executive upon the Executive’s Disability (as defined in Section 5). In the event the Executive’s employment terminates as a result of the Executive’s death or Disability, the Company shall pay to the

Executive (or his estate, as applicable) (i) the Base Salary and Automobile Payment through and including the date of termination, (ii) any bonus earned, but unpaid, for the year prior to the year in which the Executive’s Separation from Service (as defined in Section 4(b)) or death occurs, and a bonus for the year in which the Executive’s Separation from Service or death occurs, to be determined based on actual performance pursuant to Section 3(b) hereof and pro-rated based on the number of calendar days of such year elapsed through the date of termination, (iii) an amount equal to the Executive’s accrued and unused vacation pay as of the date of termination and (iv) any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of the Company (including unreimbursed expenses) ((i) through (iv) collectively the “Other Accrued Compensation and Benefits”), payable within thirty (30) days of the Executive’s Separation from Service by reason of death or Disability (or as otherwise expressly set forth in the applicable plan, program or agreement). Furthermore, upon a termination of employment as the result of the Executive’s death or Disability, a portion of the Executive’s Options and RSUs that have already been granted pursuant to this Agreement shall vest such that, when combined with previously vested Options and RSUs, an aggregate of 50% of all of the Options and RSUs that have been granted pursuant to this Agreement shall have vested. Any vested Options shall continue to be exercisable for a period of 180 days following the date of the Executive’s death or Disability (but in no event later than the expiration of the term of such Options). All Options not exercised within such 180-day period shall be cancelled and shall revert back to the Company for no consideration and the Executive or his estate, as applicable, shall have no further right or interest therein. Except as provided in this Section 4(a), the Executive shall have no further right to receive any other compensation or benefits after a termination of employment due to the Executive’s death or Disability.

(b)    Termination for Cause; Resignation. If, prior to the expiration of the Term, the Executive incurs a “Separation from Service” within the meaning of Section 409A(a)(2)(A)(i) of the Code by reason of the Company’s termination of the Executive’s employment for Cause (as defined in Section 5) or if the Executive resigns from his employment during the Term for any reason other than for Good Reason (as defined in Section 5), (A) the Executive shall be entitled to payment of his Other Accrued Compensation and Benefits, payable within thirty (30) days after the Executive’s Separation from Service (or as otherwise expressly set forth in the applicable plan, program or agreement) and (B) all unvested Options and outstanding RSUs, and any unvested stock options and unvested restricted stock units included in the Prior Grants and any other outstanding unvested stock options, unvested restricted stock units, unvested performance shares or unvested performance stock units granted to the Executive after the date hereof (collectively, the “Unvested Equity Awards”), will be cancelled without consideration and the Executive shall have no further rights with respect to such Unvested Equity Awards. The Executive shall have no further right to receive any other compensation or benefits after his termination for Cause or resignation of employment. The Executive shall provide thirty (30) days’ written notice to the Company prior to resigning his employment during the Term.

(c)    Termination Without Cause; Resignation for Good Reason.

(i)    If, prior to the expiration of the Term, the Executive incurs a Separation from Service by reason of the Company’s termination of the Executive’s employment without Cause, or as a result of his resignation for Good Reason (as defined in Section 5), then the Executive shall receive the Other Accrued Compensation and Benefits and, subject to Section 4(f):

(A)    the Company shall continue to pay the Executive the Base Salary and Automobile Payment (at the rate in effect on the date of termination) in accordance with the Company’s ordinary payroll practices in effect from time to time for the a period equal to the greater of (A) eighteen (18) months and (B) the remainder of the Term, with payments commencing on the 60th day following the Executive’s Separation from Service (the “Severance Period”);

(B)    the Company shall provide the Executive with a cash amount equal to the Target Bonus, pro-rated based on the number of calendar days remaining in the year in which the Executive’s employment is terminated without Cause or the Executive resigns for Good Reason, and a cash amount equal to the Target Bonus for each full year remaining during the Term, with payment to be made on January 15th of the year following the year to which the Target Bonus relates; provided, however, that in no event will payment commence prior to the 60th day following the Executive’s Separation from Service;

(C)    the Company shall provide the Executive and his eligible dependents with continued participation in the Company’s group medical plans applicable to other senior executives (as in effect from time to time) during the Severance Period or, in the event such participation is not permitted, a cash payment equal to the value of the benefit continuation, payable in three semi-annual installments beginning sixty (60) days following the Executive’s Separation from Service. The Executive shall continue to be obligated to pay his share of premiums, deductibles and co-payments which may be deducted from the payment made pursuant to this Section 4(c)(i)(C) in the same manner as if the Executive was actively employed. In the event that the Executive obtains subsequent employment and is eligible to participate in the group medical plans of his new employer, the Executive agrees to notify the Company promptly, and any coverage provided under the Company’s group medical plans shall terminate when coverage under the new employer’s medical plans become effective.

(D)    Options and RSUs that have not yet been granted or have not yet vested shall be treated as follows:

1.    If the termination without Cause or resignation for Good Reason occurs prior to the 2020 grant, the entire 2020 grant (Options and RSUs) is forfeited;

2.    If the termination without Cause or resignation for Good Reason occurs prior to the 2019 grant, the 2019 Option grant is forfeited and the 2019 RSU grant is granted with immediate vesting;

3.    Except as set forth above, all Unvested Equity Awards following a termination without Cause or resignation for Good Reason survive and shall vest immediately; and

4.    The Executive will have 12 months after a termination without Cause or resignation for Good Reason to exercise vested Options.

(ii)    Except as otherwise provided herein, the Executive shall have no further right to receive any other compensation or benefits after such termination of employment without Cause or resignation for Good Reason.

(d)    Change of Control. If, within twenty-four (24) months following a Change of Control and prior to the expiration of the Term, the Executive incurs a Separation from Service by reason of the Company’s termination of the Executive’s employment without Cause, or as a result of his resignation for Good Reason, then:

(i) In addition to the payments under Section 4(c) and subject to Section 4(f), the Executive shall receive a cash payment equal to $1,400,000 for each annual equity grant under Section 3(c) of this Agreement that has not been made as of the date of the Separation from Service.

(ii) The Executive shall receive a payment of $107,500.

(iii) Payments pursuant to this Section 4(d) shall be made in equal installments during the Severance Period in accordance with the Company’s ordinary payroll practices in effect from time to time commencing sixty (60) days following the Executive’s Separation from Service.

(e)    Non-Renewal of Agreement. If, following the expiration of the Term, (x) the Company does not offer to continue the Executive’s employment on substantially similar terms to those set forth herein and (y) following the expiration of the Term the Executive incurs a Separation from Service (a “Non-Renewal”), then the Executive shall receive the Other Accrued Compensation and Benefits and, subject to Section 4(f):

(i) The Company shall continue to pay the Executive the Base Salary and Automobile Payment in accordance with the Company’s ordinary payroll practices in effect from time to time for a period equal to the Non-Renewal Period (as defined below), with payments commencing on the 60th day following the Executive’s Separation from Service. The “Non-Renewal Period” shall be equal to twelve (12) months; provided that if the Non-Renewal occurs within twenty-four (24) months following a Change of Control, the Non-Renewal Period shall be equal to eighteen (18) months;

(ii) Any Options and RSUs that remain unvested as of December 31, 2020 and that would have vested between January and March 2021 shall be accelerated to vest on December 31, 2020. All other unvested Options and RSUs shall be forfeited.

(iii) Promptly following the Executive’s Separation from Service, the Company shall provide the Executive with a cash amount equal to his Target Bonus, pro-rated for the length of the Non-Renewal Period; provided, however, that in no event will payment commence prior to the 60th day following the Executive’s Separation from Service;

(iv) the Company shall provide the Executive and his eligible dependents with continued participation in the Company’s group medical plans applicable to other senior executives (as in effect from time to time) during the Non-Renewal Period or, in the event such participation is not permitted, a cash payment equal to the value of the benefit continuation, payable in three semi-annual installments beginning sixty (60) days following the Executive’s Separation from Service; provided, however, that the Executive shall continue to be obligated to pay his share of premiums, deductibles and co-payments which may be deducted from the payment made pursuant to this Section 4(e)(iv) in the same manner as if the Executive was actively employed. In the event that the Executive obtains subsequent employment and is eligible to participate in the group medical plans of his new employer, the Executive agrees to notify the Company promptly, and any coverage provided under the Company’s group medical plans shall terminate when coverage under the new employer’s medical plans become effective; and

(v) Except as otherwise provided herein, the Executive shall have no further right to receive any other compensation or benefits following a Non-Renewal.

(f)    Execution and Delivery of Release; Restrictive Covenants. The Company shall not be required to make the payments and provide the benefits under Sections 4(c), 4(d) or 4(e) (other than the Other Accrued Compensation and Benefits) unless (i) the Executive executes and delivers to the Company, within sixty (60) days following the Executive’s Separation from Service, a general waiver and release of claims in the Company’s standard form and the release has become effective and irrevocable in its entirety, and (ii) the Executive remains in material compliance with the Confidentiality, Non-Competition and Intellectual Property Agreement attached hereto as Exhibit B through the Severance Period (the “Non-Competition Agreement”). The Executive’s failure or refusal to sign the release (or the revocation of such release in accordance with applicable laws) or the Executive’s failure to materially comply with the Non-Competition Agreement shall result in the forfeiture of the payments and benefits payable under Sections 4(c), 4(d) and 4(e).

(g)    Notice of Termination. Any termination of employment by the Company or the Executive shall be communicated by a written “Notice of Termination” to the other party hereto given in accordance with Section 21 of this Agreement, except that the Company may waive the requirement for such Notice of Termination by the Executive. The date of the Executive’s termination of employment shall be the date specified in the Notice of Termination.

(h)    Resignation from Directorships and Officerships. The termination of the Executive’s employment for any reason shall constitute the Executive’s resignation from (i) any director, officer or employee position the Executive has with the Company and its subsidiaries and affiliates, and (ii) all fiduciary positions (including as a trustee) the Executive may hold with respect to any employee benefit plans or trusts established by the Company and its subsidiaries and affiliates. The Executive agrees that this Agreement shall serve as written notice of his resignation in this circumstance.

5.    Definitions.

(a)    Cause. For purposes of this Agreement, “Cause” shall mean the termination of the Executive’s employment because of:

(i)    the cessation of the Executive’s ability to work legally in the United States or Canada other than for reasons not within the Executive’s reasonable control;

(ii)    any act or omission that constitutes a material breach by the Executive of any of his obligations under this Agreement;

(iii)    the continued failure or refusal of the Executive to perform his material duties;

(iv)    the Executive’s conviction of, or plea of nolo contendere to, (A) any felony or (B) another crime involving dishonesty or moral turpitude or which reflects negatively upon the Company or otherwise impairs or impedes its operations;

(v)    the Executive’s engaging in any misconduct, negligence, act of dishonesty, violence or threat of violence (including any violation of federal securities laws) that is materially injurious to the Company or any of its subsidiaries or affiliates;

(vi)    the Executive’s material breach of the Non-Competition Agreement or any material written policy of the Company or any of its subsidiaries or affiliates;

(vii)    any other willful misconduct by the Executive which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates;

provided, however, that no event or condition described in clauses (i), (ii) and (v) through (vii) shall constitute Cause unless (A) the Company first gives the Executive written notice of its intention to terminate his employment for Cause and the grounds for such termination, (B) such grounds for termination (if susceptible to correction) are not corrected by the Executive within thirty (30) days of his receipt of such notice (or, in the event that such grounds cannot be corrected within such thirty (30)-day period, the Executive has not taken all reasonable steps within such thirty (30)-day period to correct such grounds as promptly as practicable thereafter) and (C) the Company actually terminates the Executive’s employment with the Company within thirty (30) days following the expiration of the thirty (30) day cure period; provided, further, that no act or omission on the Executive’s part shall be considered “willful” if it is done by the Executive in good faith and with a reasonable belief that his conduct was lawful and in the best interest of the Company.

(b)    Change of Control. For purposes of this Agreement, a “Change of Control” of the Company will occur if any person or persons acting as a group (other than Bradley J. Wechsler and Richard L. Gelfond) acquires beneficial ownership of greater than fifty percent (50%) of the total voting power or fair market value of the stock of the Company, whether by direct or indirect acquisition or as a result of a merger or reorganization or a sale of all or substantially all of the Company’s assets.

(c)    Disability. For purposes of this Agreement, “Disability” means a physical or mental disability or infirmity of the Executive that prevents the normal performance of substantially all of his duties under this Agreement as an Executive of the Company, which disability or infirmity shall exist for any continuous period of 180 days.

(d)    Good Reason. For purposes of this agreement, “Good Reason” shall mean the Executive’s resignation as a result of (i) a material reduction in the Executive’s responsibilities, positions, titles or reporting responsibilities from those set forth in this Agreement or (ii) the Company requiring the Executive to be based at any office or location more than thirty (30) miles from New York City; provided, however, that no such event shall constitute Good Reason unless (A) the Executive first gives the Company written notice of his intention to resign his employment for Good Reason and the grounds for such resignation, (B) such grounds for resignation (if susceptible to correction) are not corrected by the Company within thirty (30) days of its receipt of such notice and (C) the Executive actually resigns his employment with the Company within thirty (30) days following the expiration of the thirty (30) day cure period.

6.    Nondisparagement. The Executive agrees that at no time during the Executive’s employment by the Company or thereafter shall the Executive make, or cause or assist any other person to make, any statement or other communication to any third party that impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company, its subsidiaries and affiliates, and their respective directors, officers or employees.

7.    Recovery of Compensation. All payments and benefits provided under this Agreement shall be subject to any compensation recovery or clawback as required under law.

8.    Section 409A of the Code. The payments and benefits provided under this Agreement are intended to comply with, or be exempt from, Section 409A of the Code (“Section 409A”) and shall be interpreted or construed consistent with that intent. The Company shall not accelerate any payment or the provision of any benefits under this Agreement or make or provide any such payment or benefits if such payment or provision of such benefits would, as a result, be subject to tax under Section 409A. If, in the good faith judgment of the Company, any provision of this Agreement could cause the Executive to be subject to adverse or unintended tax consequences under Section 409A, such provision shall be modified by the Company in its sole discretion to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the requirements of Section 409A of the Code, provided, however, that such modification is not financially disadvantageous to the Executive. This Section 8(a) does not create an obligation on the part of the Company to modify this Agreement and does not guarantee that the amounts or benefits owed under this Agreement will not be subject to tax, interest and penalties under Section 409A.

(b)     Anything in this Agreement to the contrary notwithstanding, each payment of compensation made to the Executive shall be treated as a separate and distinct installment payment from all other such payments for purposes of Section 409A. The actual date of payment pursuant to this Agreement shall be within the sole discretion of the Company. In no event may the Executive be permitted to control the year in which payment occurs. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (iii) such payments shall be made on or before the last day of the Participant’s taxable year following the taxable year in which the expense occurred, or such earlier date as required hereunder.

(c)    Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1), if the Executive is a “Specified Executive” within the meaning of Section 409A(a)(2)(B)(i) on the date of the Executive’s Separation from Service, then no such payment shall be made or commence during the period beginning on the date of the Executive’s Separation from Service and ending on the date that is six (6) months following the Executive’s Separation from Service or, if earlier, on the date of the Executive’s death. The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the fifteenth (15th) day of the first calendar month following the end of the six (6)-month period.

9.    Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Employee shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

10.    Assignment. This Agreement may be assigned by the Company. The Executive may not assign or delegate his duties under this Agreement without the Company’s prior written approval.

11.    Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

12.    Withholding. Any payments made or benefits provided to the Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required or permitted to be withheld by law or contract.

13.    Amendment; Waiver. Subject to Section 8, this Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party (including the failure to insist upon strict compliance with any term, covenant or condition) shall not operate or be construed as a waiver of (i) any other provision of this Agreement, or (ii) any subsequent breach by such party of a provision of this Agreement.

14.    Governing Law. All matters affecting this Agreement, including the validity thereof, are to be subject to, and interpreted and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.

15.     Arbitration. Any dispute or controversy arising under or in connection with this Agreement or otherwise in connection with the Executive’s employment by the Company that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in New York County, New York in accordance with the rules of the American Arbitration Association before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by the Executive, or if such two individuals cannot agree on the selection of the arbitrator, who shall be selected by the American Arbitration Association.

16.    Survival of Certain Provisions. The rights and obligations set forth in this Agreement that, by their terms, extend beyond the Term shall survive the Term.

17.    Entire Agreement. This Agreement, any agreements entered into in connection with the Prior Grants and the Non-Competition Agreement contain the entire agreement and understanding of the parties hereto with respect to the matters covered herein, and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof. All such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.

18.     Severability. In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.

19.    Counterparts. This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

20.    Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

21.    Notices. All notices or communications hereunder shall be in writing, addressed as follows:

if to the Company:

IMAX Corporation

2525 Speakman Drive

Mississauga, Ontario Canada L5K 1B1

Attention: Chief Human Resources Officer

CLJ@IMAX.com

if to the Executive:

On file with the Company.

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery or overnight courier, upon receipt or (ii) if sent by electronic mail or facsimile, upon receipt by the sender of confirmation of such transmission; provided, however, that any electronic mail or facsimile will be deemed received and effective only if followed, within 48 hours, by a hard copy sent by certified United States mail.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed pursuant to the authority of its Board, and the Executive has executed this Agreement, as of the date set forth above.

IMAX CORPORATION

By:	/s/ Carrie Lindzon-Jacobs
Its:	Chief Human Resources Officer & Executive
Vice President

By:	/s/ Patrick McClymont
Its:	Chief Financial Officer and Executive
Vice President

ROBERT D. LISTER

/s/ Robert D. Lister